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                                                                  Exhibit 16.1

                             [LETTERHEAD OF KPMG]

August 16, 2002


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Med Diversified, Inc. (formerly e-MedSoft.com, the "Company") and, under the date of July 23, 2001, we reported on the consolidated financial statements of Med Diversified, Inc. as of and for the year ended March 31, 2001, which report contained a separate paragraph stating "the Company has suffered recurring losses from operations, has negative working capital and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might arise from the outcome of this uncertainty." On July 26, 2002, we resigned as principal accountants for the Company. We have read Med Diversified, Inc.'s statements included under Item 4 of its Form 8-K dated August 2, 2002, and we agree with such statements as they relate to our firm for the period subsequent to our engagement as principal accountants except that:

     1. The Company has failed to disclose reportable events relating to material weaknesses and reportable conditions regarding internal control that were identified in conjunction with our audit of the March 31, 2001 financial statements and communicated to the Audit Committee in a letter dated September 20, 2001, as summarized below:

        a. The Company did not have an active Audit Committee and was not in compliance with certain rules of American Stock Exchange regarding audit committees.
        b. Deficient internal communications and co-ordination between departments resulted in accounting errors with respect to complex transactions entered into by the Company and in their untimely recording.
        c. Support for the Company's capitalization of software development costs under Statement of Financial Accounting Standards No. 86, "Accounting for Cost of Computer Software" was deficient.
        d. Due diligence in connection with certain acquisitions and other significant transactions entered into by the Company lacked adequate depth, and the finance department had only limited involvement in analysis, such that the Company was not adequately prepared to address various business demands arising from these transactions or to properly evaluate their accounting and financial reporting implications until some time after the transactions were consummated.
        e. The Company's Pharmacy Division did not maintain an Accounts Receivable sub-ledger to support the general ledger and did not reconcile balances on a timely basis.


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August 16, 2002
Page 2


        f. The Company was not utilizing a systematic method to review the adequacy of the allowance for doubtful accounts and, prior to adjustments arising from our March 2001 audit, the net realizable value of past-due receivables was materially overstated.
        g. The Company's preparation of monthly financial statements and identification of significant financial statement adjustments was not occurring on a timely basis.
        h. The Company was not utilizing formal financial and operating budgets and was not preparing formal cash flow forecasts.
        i. The Company was not reconciling its intercompany accounts on a regular basis and was not preparing timely bank reconciliations.

     2. With respect to the statements in the eighth and ninth paragraphs under Item 4 "regarding certain alleged illegal acts that KPMG believes are likely illegal acts" we agree with such statements to the extent that they are not inconsistent with the contents of our Letter to the Board of Directors of the Registrant from KPMG LLP dated July 26, 2002, included as Exhibit 99.1 to the Company's Form 8-K, except that we neither agree nor disagree with the Company's statement that it disagrees with KPMG's conclusion.

     3. With respect to the statements contained in Letter to the Securities and Exchange Commission from the Registrant dated July 29, 2002 and in Letter to KPMG from Gadsby Hannah, dated July 30, 2002, filed as Exhibits 99.2 and 99.3 to the Company's Form 8-K, respectively, we make no comment with regard to statements regarding beliefs, inferences, suppositions, conclusions or allegations regarding KPMG contained therein, because such statements are not pertinent to the information requirements of Item 304 of Regulation S-K, except to affirm that KPMG's actions were both timely and appropriate. With respect to other statements contained therein, KPMG agrees with such statements only to the extent that they are not inconsistent with the contents of our letter referred to above and included as Exhibit 99.1 to the Company's Form 8-K, except that we disagree with statements asserting or implying that (i) KPMG approved Gadsby Hannah as the "Independent Investigator", and (ii) KPMG approved the scope of the Investigation. KPMG had recommended that the Company conduct an independent investigation, but neither approved nor disapproved the appointment of Gadsby Hannah, rather, based on the information provided by the Company, KPMG informed the Company that Gadsby Hannah was acceptable. With respect to the scope of the Investigation, whereas KPMG did have discussions with the Board of Directors, certain Company officials and Gadsby Hannah regarding the objectives of the Investigation, KPMG was not involved in establishing or approving its scope, and thus was not involved in establishing or approving, for example, who would be interviewed, what questions would be raised or which documents would be examined.


Very truly yours,

/s/ KPMG LLP